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Exhibit 99.1

RISK FACTORS FROM PRELIMINARY PROXY STATEMENT
FILED BY ACTIVISION, INC. ON APRIL 30, 2008

        The following risk factors, which were originally set forth substantially in the form below in the preliminary proxy statement (the "Preliminary Proxy Statement") filed by Activision, Inc. ("Activision") on April 30, 2008 in connection with the solicitation of Activision stockholder approval for certain transactions relating to the proposed business combination of Activision and Vivendi Games, Inc. ("Vivendi Games"), a wholly-owned indirect subsidiary of Vivendi S.A. ("Vivendi"), and share purchase by Vivendi pursuant to the Business Combination Agreement, dated as of December 1, 2007, by and among Activision, Sego Merger Corporation, a newly formed, wholly-owned direct subsidiary of Activision ("Merger Sub"), Vivendi, VGAC LLC, a wholly-owned indirect subsidiary of Vivendi and the sole stockholder of Vivendi Games ("VGAC"), and Vivendi Games (the "Business Combination Agreement"), are incorporated by reference into this Annual Report of Activision on Form 10-K for the year ended May 31, 2008 and supplement the risk factors included therein.

        The risk factors that appear below have been modified from the risk factors that appear in the Preliminary Proxy Statement in order to eliminate cross-references to sections of the Preliminary Proxy Statement that are not reproduced below, to define terms used in the risk factors but not defined therein, and to utilize the term "Preliminary Proxy Statement" and the term "Transaction" (which refers to the transactions contemplated by the Business Combination Agreement).

        References to "we" or "our" in the risk factors below refer to Activision. References to "Activision Blizzard" refer to the combined company following the completion of the proposed business combination between Activision and Vivendi Games. References to "Blizzard" and "Sierra" refer to Blizzard Entertainment, Inc. and Sierra Entertainment Inc., respectively, each of which is a direct wholly-owned subsidiary of Vivendi Games.

Risks Related to the Transaction

Although we expect that the Transaction will result in benefits to Activision, we may not realize those benefits because of integration difficulties and other challenges.

        The success of our combination with Vivendi Games will be dependent in large part on the success of the management of the combined company in integrating the operations, technologies and personnel of the two companies following the completion of the Transaction. The failure of the combined company to meet the challenges involved in successfully integrating the operations of Activision and Vivendi Games or to otherwise realize any of the anticipated benefits of the Transaction, including additional revenue opportunities, could impair the results of operations of the combined company. In addition, the overall integration of the companies is a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt the businesses of Activision and Vivendi Games.

        The challenges involved in this integration include the following:

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  integrating successfully each company's operations, technologies, products and services;

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  reducing the costs associated with each company's operations and, in particular, reducing historic losses in the Sierra businesses;

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  coordinating the publishing, distribution and marketing efforts to effectively promote the products of the combined company;

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  preserving development, distribution, licensing or other important relationships of both Activision and Vivendi Games and resolving potential conflicts that may arise;

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  consolidating and rationalizing information technology platforms and administrative infrastructures;

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  minimizing the diversion of management attention from ongoing business concerns; and

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  combining the corporate cultures, maintaining employee morale and retaining key employees.

        The combined company may not successfully integrate the operations of Activision and Vivendi Games in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the Transaction to the extent, or in the timeframe, anticipated. The anticipated benefits and synergies include cost savings associated with anticipated restructurings and other operational efficiencies, greater economies of scale and revenue enhancement opportunities. However, these anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved.

Vivendi will own between 52.2% and 68.0% of Activision Blizzard's outstanding shares of common stock after completion of the Transaction and the post-closing tender offer.

        Immediately upon closing of the Transaction, Vivendi and its subsidiaries are expected to own approximately 52.2% of our issued and outstanding shares of common stock on a fully diluted basis. If the maximum number of our shares is tendered in the tender offer, Vivendi and its subsidiaries are expected to own approximately 68.0% of our issued and outstanding shares of common stock on a fully diluted basis.

        As a result of the Transaction, Vivendi will have the ability to nominate a majority of the combined company's board of directors and determine the outcome of certain matters submitted to Activision Blizzard's stockholders, such as the approval of significant transactions. As a result, actions that may be supported by a majority of the other stockholders could be blocked by Vivendi. In addition, Vivendi's ownership could affect the liquidity in the market for the combined company's common stock.

        Furthermore, the ownership position and governance rights of Vivendi would likely discourage a third party from proposing a change of control or other strategic transaction concerning Activision Blizzard. As a result, the Activision Blizzard common stock could trade at prices that do not reflect a "control premium" to the same extent as do the stocks of similarly situated companies that do not have a stockholder with an ownership interest as large as Vivendi's ownership interest.

Some of our current directors and executive officers have interests in the Transaction that may differ from your interests as a stockholder, and these persons may have conflicts of interest in recommending you approve the proposals set forth in the Preliminary Proxy Statement.

        In considering whether to approve the proposals and subproposals set forth in the Preliminary Proxy Statement, you should recognize that some of the members of management and our board of directors may have interests in the Transaction that differ from, or are in addition to, their interests as stockholders. These interests include:

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  the rights of certain officers to receive payments or other benefits, including grants of equity awards and the modification of vesting schedules of existing equity awards, following the completion of the Transaction;

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  the continuing service of several of Activision's existing directors and executive officers in the combined company after the closing date;

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  the amendment of employment arrangements with certain of Activision's executive officers to provide incentives for their continued service to the combined company after the closing date; and

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  the continued indemnification of Activision's directors post-closing.

Subject to certain limitations, Vivendi may sell common stock at any time following the completion of the Transaction, which could cause our stock price to decrease.

        The sale of shares of common stock that Vivendi and its subsidiaries receive in the Transaction or to fund the tender offer will be restricted, but Vivendi may sell these shares under certain circumstances, including pursuant to a registered underwritten public offering under the Securities Act of 1933, as amended (the "Securities Act"), or in accordance with Rule 144 under the Securities Act. We have entered into an investor agreement with Vivendi, which includes registration rights and which will give Vivendi the right 120 days after the closing date to require us to register all or a portion of its shares at any time, subject to certain limitations. The sale of a substantial number of shares of common stock by Vivendi or by our other stockholders within a short period of time could cause our stock price to decrease, and make it more difficult for us to raise funds through future offerings of common stock.

If the amendment to our certificate of incorporation to increase the number of authorized shares of common stock is approved and the Transaction is completed, we will be able to issue more shares of common stock than currently authorized. As a result, such future issuances of common stock could have a dilutive effect on the earnings per share and voting power of Activision Blizzard stockholders.

        If the amendment to our certificate of incorporation to increase the number of authorized shares of common stock is approved by stockholders and the Transaction is completed, we will be able to issue more shares of common stock than currently authorized. If the board of directors elects to issue additional shares of common stock in the future, whether in public offerings, in connection with mergers and acquisitions, or otherwise, such additional issuances could dilute the earnings per share and voting power of Activision Blizzard stockholders.

The Transaction is subject to conditions, including certain conditions that may not be satisfied, and may not be completed on a timely basis, or at all. Failure to consummate the Transaction could have material and adverse effects on Activision.

        The completion of the Transaction is subject to a number of conditions, which make the completion and timing of the completion of the Transaction uncertain.

        As discussed in the Preliminary Proxy Statement, the conditions to Vivendi's obligation to close the Transaction include the absence of any pending litigation commenced by any Activision stockholder after December 1, 2007 against Activision or any of its directors before any governmental entity relating to (a) the Business Combination Agreement, (b) any ancillary document thereto, or (c) the transactions contemplated by the Business Combination Agreement or the ancillary documents thereto that would render it impossible or unlawful to consummate the Transaction and the tender offer. On February 8, 2008, the Wayne County Employees' Retirement System filed a putative class action complaint against Activision, Merger Sub, Robert J. Corti, Ronald Doornink, Barbara S. Isgur, Robert A. Kotick, Brian G. Kelly, Robert J. Morgado, Peter J. Nolan, Richard Sarnoff, Vivendi, VGAC, and Vivendi Games challenging the Transaction. The defendants believe that plaintiff's claims are unsupported by law or facts and intend to defend themselves vigorously against the lawsuit. Because this case is in its early stages, however, an outcome cannot be predicted at this time, and we cannot be assured that it will not prevent or delay the consummation of the Transaction and/or result in substantial costs.

        If the Transaction is not completed on a timely basis, or at all, because of such lawsuit or otherwise, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Transaction, we will be subject to a number of risks, including the following:

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  we may be required to pay a termination fee of $180 million if the Transaction is terminated under certain circumstances, as described in the Business Combination Agreement;

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  we will be required to pay certain costs relating to the Transaction, such as legal, accounting, financial advisor and printing fees, whether or not the Transaction is completed; and

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  matters relating to the Transaction (including integration planning) may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us.

        In addition, we could also be subject to litigation related to any failure to complete the Transaction. If the Transaction is not completed on a timely basis, or at all, these risks may materialize and may adversely affect our business, financial results and stock price.

Risks Related to Activision's Business

SEC investigation and litigation relating to stock options remain pending and may adversely affect our business and results of operations.

        Although the special subcommittee of independent members of our board of directors established in July 2006 to review our historical stock option granting practices, which we refer to as the special subcommittee, has completed its review of those practices and our stock option grants made in the period between 1992 and 2006, a formal investigation by the Securities and Exchange Commission (the "SEC") relating to our stock option granting practices remains pending, as does derivative litigation against us and certain of our current and former directors and officers. Although we believe that we have taken appropriate action by restating our financial statements through the fiscal year ended March 31, 2006, as filed in our amended Annual Report on Form 10-K/A on May 25, 2007, and made appropriate disclosures for matters relating to stock options, the SEC (or the court in the derivative actions) may disagree with the findings of the special subcommittee or with the manner in which we have accounted for and reported, or not reported, the financial impact of past option grant measurement date errors. If so, we may need to further restate our prior financial statements, further amend our filings with the SEC, or take other actions not currently contemplated. In addition, these proceedings are likely to result in additional legal expense that may affect our results in future periods, and may also result in diversion of management attention and other resources, as well as fines, penalties, damages and other sanctions. These eventualities could materially and adversely affect our business and results of operations. We cannot currently predict the ultimate outcome of these proceedings.

We depend on a relatively small number of brands for a significant portion of our revenues and profits.

        A significant portion of our revenues is derived from products based on a relatively small number of popular brands each year, and these products are responsible for a disproportionate amount of our profits. In addition, many of these products have substantial production or acquisition costs and marketing budgets. For the nine months ended December 31, 2007, 55% of our consolidated net revenues (and 63% of our worldwide publishing net revenues) was derived from two brands which accounted for 37% and 18% of consolidated net revenues, respectively (and 42% and 21% of worldwide publishing net revenues, respectively). In fiscal 2007, 39% of our consolidated net revenues (and 52% of our worldwide publishing net revenues) was derived from three brands, which accounted for 17%, 13%, and 9% of consolidated net revenues, respectively (and 23%, 18%, and 11% of worldwide publishing net revenues, respectively). In fiscal 2006, 30% of our consolidated net revenues (and 38% of our worldwide publishing net revenues) was derived from three brands, which accounted for 14%, 8%, and 8% of consolidated net revenues, respectively (and 18%, 10%, and 10% of our worldwide publishing net revenues, respectively). We expect that a limited number of popular brands will continue to produce a disproportionately large amount of our revenues and profits. Due to this dependence on a limited number of brands, the failure to achieve anticipated results by one or more products based on these brands may significantly harm our business and financial results.

Sales of certain titles such as Guitar Hero are affected by hardware peripheral availability.

        Some of our titles involve a separate hardware peripheral, such as the guitar in Guitar Hero. Typically, we sell such software both in bundles with the hardware peripheral and on a stand-alone basis. Consumers may not want to buy such game software if they cannot also buy the hardware peripheral. If we underestimate demand or otherwise are unable to produce sufficient quantities of the hardware peripheral or allocate too few peripherals to geographic markets and hardware platforms where demand exceeds supply, we will forego revenue. This may also create greater opportunities for competitors to develop or gain market share with competitive product offerings. If we overestimate demand and make too many peripherals, or allocate too many peripherals to geographic markets and hardware platforms where there is insufficient demand, we will incur unrecoverable manufacturing costs for unsold units as well as for unsold game software. In either case, hardware peripheral manufacturing and allocation decisions may negatively affect our financial performance.

        There are a limited number of manufacturers who are authorized by Sony, Nintendo or Microsoft to make the hardware peripherals for Guitar Hero, and the majority of those manufacturers are located in China. Anything that adversely impacts the ability of those manufacturers to produce the hardware peripheral for us, including, without limitation, the revocation of the first party license to produce the hardware, the utilization of such manufacturer's capacity by one of our competitors, or issues generally negatively impacting international companies operating in China, will adversely impact our ability to supply those peripherals to the market.

Our sales may decline substantially without warning and in a brief period of time because a majority of our sales are made to a relatively small number of key customers and because we do not have long-term contracts for the sale of our products.

        In the United States and Canada, we primarily sell our products on a direct basis to mass-market retailers, consumer electronics stores, discount warehouses, and game specialty stores. Our products are sold internationally on a direct-to-retail basis, through third-party distribution and licensing arrangements and through our wholly-owned European distribution subsidiaries. Our sales are made primarily on a purchase order basis without long-term agreements or other forms of commitments. Our largest customers, Wal-Mart and GameStop, accounted for approximately 22% and 8%, respectively, of our consolidated net revenues for the fiscal year ended March 31, 2007 and approximately 22% and 10% of our consolidated net revenues for the fiscal year ended March 31, 2006. The loss of, or significant reduction in sales to, any of our principal retail customers or distributors could significantly harm our business and financial results. The concentration of sales in a small number of large customers also could make us more vulnerable to collection risk if one or more of these large customers became unable to pay for our products. In addition, having such a large portion of our total net revenue concentrated in a few customers reduces our negotiating leverage with these customers.

We may not be able to maintain our distribution relationships with key vendors and customers.

        Our CD Contact, NBG, and Centresoft subsidiaries distribute interactive entertainment software and hardware products and provide related services in the Benelux countries, Germany, and the United Kingdom, respectively, and via export in other European countries for a variety of entertainment software publishers, many of which are our competitors, and hardware manufacturers. From time to time, they also maintain exclusive relationships to serve certain retail customers. These services are generally performed subject to limited-term arrangements. Although we expect to use reasonable efforts to retain these vendors and retail customer relationships, we may not be successful in this regard. The cancellation or non-renewal of one or more of these arrangements could adversely affect business and financial results.

Our investments in auction rate securities are subject to risks that may have an adverse effect on our liquidity.

        As of December 31, 2007, we had $1.2 billion in cash, cash equivalents and short-term investments, of which we held $146.3 million in investments with an auction reset feature, or auction rate securities. Since December 31, 2007, we have reduced our exposure to auction rate securities by $51.1 million and the par value of our investment in auction rate securities was $95.2 million, or approximately 6%, of our cash, cash equivalents and investments as of March 31, 2008. The fair value of these securities was estimated to be $90.9 million as of March 31, 2008, or $4.3 million below par. The change in fair value was recorded as a component of comprehensive income (loss) in the consolidated statement of changes in shareholders' equity, as the decline in fair value is not considered to be "other-than-temporary". The auction rate securities we currently hold are all long term debt obligations secured by student loans, and they carry a "AAA" credit rating—the highest rating given to securities—by a nationally recognized rating agency.

        Liquidity for these auction rate securities is typically provided by an auction process which allows holders to sell their notes and resets the applicable interest rate at pre-determined intervals, usually every 7 to 35 days. Each of the auction rate securities in our investment portfolio as of March 31, 2008 has experienced a failed auction. There is no assurance that future auctions for these securities will succeed. An auction failure means that the parties wishing to sell their securities could not be matched with an adequate volume of buyers. In the event that there is a failed auction, the indenture governing the security requires the issuer to pay interest at a contractually defined rate that is generally above market rates for other types of similar short-term instruments. The securities for which auctions have failed will continue to earn interest at the contractual rate and be auctioned every 7 to 35 days until the auction succeeds, the issuer calls the securities or they mature. As a result, our ability to liquidate and fully recover the carrying value of our auction rate securities in the near term may be limited or not exist. All of our investments were classified as short-term as of December 31, 2007, because such securities were reasonably expected to be realized in cash or sold or consumed during the normal operating cycle of the business, however we expect to classify these securities as non-current investments in our consolidated financial statements at March 31, 2008 due to uncertainties of the timing of liquidation.

        If the issuers of these auction rate securities are unable to successfully close future auctions, their credit ratings deteriorate and we determine that an "other-than-temporary" decline in fair market value has occurred, we may in the future be required to record an impairment charge on these investments. We believe we will be able to liquidate our investment without significant loss, and we currently believe these securities are not significantly impaired, primarily due to the government guarantee of a substantial portion of the underlying loans, however, it could take until the final maturity of the underlying notes (up to 39 years) to realize our investments' par value. Based on our other available cash and expected operating cash flows and financing, we do not anticipate the potential lack of liquidity on these investments will affect our ability to execute our current business plan or to consummate the proposed post-closing self tender offer described in the Preliminary Proxy Statement. Additionally, we have received indications from certain lenders that we may borrow against the par value of the securities at competitive rates.

Risks Related to the Vivendi Games Business

Vivendi Games is dependent on Blizzard's World of Warcraft franchise.

        The majority of Vivendi Games' total net sales are derived from Blizzard's World of Warcraft franchise. For the years ended December 31, 2007, 2006 and 2005, Blizzard's World of Warcraft titles accounted for approximately 77%, 62%, and 48%, respectively, of Vivendi Games' total net sales. Vivendi Games is the current leading global developer, publisher and distributor in terms of subscriber base and revenues in the subscription-based massively multiplayer online role playing game ("MMORPG") category, due to the popularity of World of Warcraft and related expansion packs. To remain the leader in the MMORPG category, it is important that Vivendi Games continue to refresh World of Warcraft or develop new MMORPG products that are favorably received by its existing customer base and new customers. A number of software publishers have developed and commercialized or are currently developing online games for use by consumers over the Internet which pose a threat to the popularity of World of Warcraft, and Vivendi Games expects new competitors to continue to emerge in the MMOG category. If consumer demand for World of Warcraft games declines and Vivendi Games has not introduced new MMOG or other products that replace World of Warcraft's potentially decreasing revenue, or added other sources of revenue, Vivendi Games' financial condition could suffer. Additionally, if new technologies are developed that replace MMOG games, if consumer preferences trend away from MMOG games or if new business models emerge that offer online subscriptions for free or at a substantial discount to current MMOG subscription fees, Vivendi Games' revenue and profitability will decline.

The development of MMOG products requires substantial up-front expenditures. Vivendi Games may not be able to recover development costs for its future MMOG products.

        Consumer preferences for games are usually cyclical and difficult to predict, and even the most successful titles remain popular for only limited periods of time, unless refreshed with new content. In order to remain competitive in the MMOG market, Vivendi Games must continuously develop new products and enhancements to existing products. Because of the significant complexity of MMOG games, these products require a longer development time and are more expensive to create than traditional console game products. In addition, the long lead time involved in developing a MMOG product and the significant allocation of financial resources that each product requires means it is critical that Vivendi Games accurately predict consumer demand for new MMOG products. While World of Warcraft's popularity allowed it to recoup its production costs, if future MMOG products do not achieve expected market acceptance or generate sufficient sales and subscription revenues upon introduction, Vivendi Games may not be able to recover the development and marketing costs associated with new products, and its financial results could suffer.

A substantial portion of Vivendi Games' revenues are derived from subscriptions paid by World of Warcraft subscribers. If these customers cancel their subscriptions, Vivendi Games' financial condition could suffer.

        A substantial portion of Vivendi Games' revenues are generated by subscription fees paid by consumers who play World of Warcraft. Typically, World of Warcraft subscribers purchase one (1) to three (3) month memberships that are cancellable, without penalty, at the end of the membership period. If World of Warcraft subscribers become dissatisfied, they may chose not to renew their memberships in order to engage in other forms of entertainment (including competing MMOG offerings) and Vivendi Games may not be able to replace lost subscribers. Additionally, if general economic conditions decline, consumers may decrease their discretionary spending on entertainment items such as MMOG games and users may choose not to renew their World of Warcraft subscriptions. A decrease in the overall subscription base of World of Warcraft could substantially harm Vivendi Games' operating results.

Vivendi Games depends on servers to operate its MMORPG business. If Vivendi Games were to lose server capacity, for any reason, its business could suffer.

        Vivendi Games' business relies on the continuous operation of its data servers. Any broad based catastrophic server malfunction, a significant intrusion by hackers that circumvents its security measures, or a failure of Vivendi Games' disaster recovery service would likely interrupt the operation of Vivendi Games' MMORPG games and could result in the loss of subscription-based sales. An extended interruption of service could harm Vivendi Games' goodwill and operating results.

        Vivendi Games must project its future server needs and make advance purchases of servers to accommodate expected business demands. If Vivendi Games underestimates the amount of server capacity its business requires or if Vivendi Games' business were to grow more quickly than expected, Vivendi Games' customers may experience service problems, such as slow or interrupted gaming access. Insufficient server capacity may result in Vivendi Games' experiencing decreased sales, a loss of its customer base, and adverse consequences to its reputation and goodwill. Conversely, if Vivendi Games overestimates the amount of server capacity required by its business, Vivendi Games may incur additional operating costs that it would affect its operating margins.

Vivendi Games may not accurately predict the amount of bandwidth necessary to sustain its business.

        Vivendi Games' online gaming businesses are dependent on the availability of sufficient Internet bandwidth. An increase in the price of bandwidth could have an adverse effect on operating margins since Vivendi Games may not be able to increase its prices or subscriber levels to compensate for such costs. Because of the importance of its MMORPG business, Vivendi Games' ability to access adequate bandwidth to support its business is critical. To secure bandwidth access, Vivendi Games has entered into arrangements with several bandwidth providers and entered into long-term contracts with some of them to secure future bandwidth capacity. If the price of bandwidth were to decrease, Vivendi Games' contractual commitment to pay higher prices could affect Vivendi Games' ability to compete with other video game producers.

        Conversely, since Vivendi Games purchases additional bandwidth based on anticipated growth, its bandwidth capacity is sometimes larger than necessary to sustain its existing needs. If Vivendi Games' projected online business growth is delayed or does not occur, Vivendi Games will incur larger bandwidth expenses than necessary. If Vivendi Games underestimates the amount of bandwidth that its online business requires, and its purchased bandwidth capacity is insufficient to meet demand, Vivendi Games' business and reputation may suffer.

Vivendi Games' results of operations or reputation may be harmed as a result of offensive consumer posted content.

        Vivendi Games is subject to risks associated with World of Warcraft's collaborative online features, specifically its online chat feature. Consumers may post narrative comment, in real time, onto World of Warcraft's gaming sites that is visible to other users. Despite Vivendi Games' efforts to police and restrict inappropriate consumer content, from time to time objectionable and offensive consumer content may be posted to a World of Warcraft's gaming site. Vivendi Games may be subject to lawsuits, governmental regulation or restrictions, and consumer backlash (including decreased sales and harmed goodwill), as a result of consumers posting offensive content, any of which could harm Vivendi Games' operating results.

A substantial portion of World of Warcraft's subscribers pay their subscription fees using credit cards. Credit card fraud could have a negative impact on Vivendi Games' business and operating results.

        A substantial portion of the subscription revenue generated by World of Warcraft is paid by subscribers using credit cards. At times, there may be attempts to use fraudulently obtained credit card numbers to pay for World of Warcraft upgrades or subscriptions. Additionally, the credit card numbers of World of Warcraft's subscribers are maintained in a proprietary database that may be compromised internally or externally by fraudulent maneuvers. As fraudulent schemes become more sophisticated, it may become more difficult and more costly for Vivendi Games to detect credit card fraud and protect subscriber information. An increase in credit card fraud could have an adverse effect on Vivendi Games' business and its operating results.

Risks Related to the Businesses of Activision and Vivendi Games

The future success of the Activision and Vivendi Games businesses depends on each company's ability to release popular products.

        The life of any one console or handheld game product is relatively short and generally involves a relatively high level of sales during the first few months after introduction followed by a rapid decline in sales. Because revenues associated with an initial product launch generally constitute a high percentage of the total revenues associated with the life of a product, delays in product releases or disruptions following the commercial release of one or more new products could have a material adverse effect on the companies' operating results and cause such operating results to be materially different from expectations. It is therefore important for each of Activision and Vivendi Games to be able to continue to develop many high quality new products that are popularly received. Each company focuses its development and publishing activities principally on products that are, or have the potential to become, franchise brand properties. If the companies are unable to do this, their respective business and financial results may be negatively affected.

The businesses of Activision and Vivendi Games are "hit" driven. If the companies do not deliver "hit" titles, or if consumers prefer competing products, sales could suffer.

        While many new products are regularly introduced, only a relatively small number of "hit" titles account for a significant portion of net revenue. Competitors may develop titles that imitate or compete with either of Activision's or Vivendi Games' "hit" titles, and take sales away from them or reduce their ability to command premium prices for those titles. Hit products published by the companies' competitors may take a larger share of consumer spending than anticipated, which could cause product sales to fall below expectations. If the companies' competitors develop more successful products or offer competitive products at lower price, or if Activision or Vivendi Games does not continue to develop consistently high-quality and well received products, revenues, margins, and profitability will decline.

If Activision or Vivendi Games is unable to maintain or acquire licenses to intellectual property, they may publish fewer "hit" titles and revenues may decline.

        Many of Activision's and Vivendi Games' products are based on intellectual property and other character or story rights acquired or licensed from third parties. These license and distribution agreements are limited in scope and time, and Activision and Vivendi Games may not be able to renew key licenses when they expire or to include new products in existing licenses. The loss of a significant number of intellectual property licenses or of either company's relationships with licensors, or the inability to obtain additional licenses of significant commercial value could have a material adverse effect on the companies' ability to develop new products and therefore on each company's business and financial results. Additionally, the failure of intellectual property acquired by either company to be popularly received could impact the market acceptance of those products in which the intellectual property is included. Such lack of market acceptance could result in the write-off of the unrecovered portion of acquired intellectual property assets, which could cause material harm to the relevant company's business and financial results. Furthermore, the competition for these licenses and distribution agreements is often intense. Competition for these licenses may also drive up the advances, guarantees, and royalties that must be paid to the licensor, which could increase costs.

The interactive entertainment industry is highly competitive and competitors may succeed in narrowing the market share and reducing the sales of Activision and Vivendi Games.

        Activision and Vivendi Games compete with other publishers of PC and video game console interactive entertainment software and peripherals. The competitors vary in size from small companies with limited resources to very large corporations with significantly greater financial, marketing, and product development resources than either company has. For example, integrated video game console hardware and software companies such as Sony, Nintendo, and Microsoft compete directly with the companies in the development of software titles for their respective platforms. Certain of these competitors can spend more money and time on developing and testing products, undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors for desirable motion picture, television, sports, music and character properties, and pay more to third-party software developers than either Activision or Vivendi Games may be able to do.

        Activision and Vivendi Games also compete with other forms of entertainment and leisure activities. In particular, the overall growth in the use of the Internet and online services by consumers may pose a competitive threat if customers and potential customers spend less of their available time using interactive entertainment software and more using the Internet and online services. Future increased consumer acceptance and increases in the availability of online games or technological advances in online game software or the Internet could result in a decline in platform-based software and negatively impact sales of each company's console and handheld products. Newer technological advances in online game software may also render products such as Vivendi Games' World of Warcraft obsolete. Direct sales of software over the Internet by competitors could materially adversely affect Activision's distribution business as well.

        Competition in the interactive entertainment industry is intense and Activision and Vivendi Games expect new competitors to continue to emerge.

The businesses of Activision and Vivendi Games are subject to risks and uncertainties of international trade.

        Activision and Vivendi Games conduct business throughout the world, and each company derives a substantial amount of revenue from international trade, particularly from Europe, Australia, and Asia. Activision's international revenues have accounted for 50%, 52% and 50% of Activision's consolidated net revenues in fiscal 2007, 2006 and 2005, respectively. Similarly, Vivendi Games' international revenues have accounted for approximately 53%, 48% and 46%, of Vivendi Games' net revenue for the years ended December 31, 2007, 2006 and 2005, respectively. Each company expects that international revenues will continue to account for a significant portion of total revenues in the future.

        Activision and Vivendi Games are subject to risks inherent in foreign trade, including increased tariffs and duties, fluctuations in foreign currency exchange rates, shipping delays, and international political, regulatory and economic developments, all of which can have a significant impact on their respective operating results. A deterioration in relations between the U.S. and any country in which Activision or Vivendi Games has significant operations or sales, including China, in particular, could result in the adoption or expansion of trade restrictions that harm Activision's or Vivendi Games' business and operating results. The implementation of government regulations in a country that Activision or Vivendi Games has significant operations or sales could adversely impact Activision's or Vivendi Games' business and operating results. For example, to operate in China, World of Warcraft must have a publishing number. A decision by the Chinese government to revoke the number or decline to grant a number for future products would adversely impact Vivendi Games operating results. Additionally, in the past, legislation has been implemented in China that has required modifications to the World of Warcraft software. The future implementation of similar laws may require engineering modifications to either company's products that are not cost-effective, if even feasible at all or could degrade the customer experience to the point where customers ceased to purchase such products.

        If government regulations or restrictions prevent Activision or Vivendi Games from repatriating internationally derived revenue into the U.S., or a country's tax structure makes repatriation cost prohibitive, Activision or Vivendi Games may not transfer this revenue into the U.S., which could affect its ability to reinvest or utilize such amounts in its business.

        Furthermore, either company's international operations may be subject to changes in applicable local laws, regulatory requirements, tariffs and other barriers that may make it more difficult, if not impossible, for such company to conduct business in foreign markets or may affect its operating margins.

        In addition, cultural differences may affect consumer preferences and limit the popularity of titles that are "hits" in the United States. If either company does not correctly assess consumer preferences in the countries in our market, its sales and revenue may be lower than expected.

Fluctuations in foreign exchange rates may have a negative impact on the businesses of Activision or Vivendi Games.

        Activision and Vivendi Games transact business in various foreign currencies and have significant international sales and expenses denominated in foreign currencies, subjecting them to foreign currency risk. All of Vivendi Games' international sales are made in local currencies, which could fluctuate against the dollar. Vivendi Games has, in the past, entered into various derivative financial instruments with Vivendi to manage and reduce the exposure to fluctuations in foreign currency exchange rates. All of these instruments are traded over the counter by Vivendi with highly-rated counter-parties. All derivative financial instruments are only used for hedging purposes. Activision also has engaged in limited currency hedging activities. While these hedging activities mitigate some foreign currency risk, each company's reported results of operations and financial condition would be adversely affected by unfavorable foreign currency fluctuations. Additionally, there can be no assurance that Activision Blizzard will continue these programs, or that it will be successful in managing exposure to foreign currency risks. In the future, currency exchange rates may have a negative or materially adverse impact on revenues from international sales and licensing and thus on each company's business and financial results.

Activision and Vivendi Games rely on independent third parties to develop some of their respective software products.

        Activision and Vivendi Games rely on independent third-party software developers to develop some of their software products. Since they depend on these developers, in the aggregate, the companies remain subject to the following risks:

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  continuing strong demand for developers' resources, combined with the recognition they receive in connection with their work, may cause developers who worked for either of Activision or Vivendi Games in the past either to work for a competitor in the future or to renegotiate agreements on terms less favorable for the companies;

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  limited financial resources and business expertise and inability to retain skilled personnel may force developers out of business prior to completing products or require Activision or Vivendi Games to fund additional costs; and

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  the companies' competitors may acquire the businesses of key developers or sign them to exclusive development arrangements. In either case, the companies would not be able to continue to engage such developers' services for their products, except for those that they are contractually obligated to complete.

        Increased competition for skilled third-party software developers also has compelled Activision and Vivendi Games to agree to make significant advance payments on royalties to game developers. If the products subject to these arrangements do not generate sufficient revenues to recover these royalty advances, Activision or Vivendi Games, as applicable, would have to write-off unrecovered portions of these payments, which could cause material harm to such company's business and financial results. Typically, Activision and Vivendi Games pay developers a royalty based on a percentage of net revenues, less agreed upon deductions, but from time to time, the companies have agreed to pay developers fixed per unit product royalties after royalty advances are fully recouped. To the extent that sales prices of products on which the companies have agreed to pay a fixed per unit royalty are marked down, profitability could be adversely affected.

The platform licensors of each of Activision and Vivendi Games set the royalty rates and other fees that must be paid to publish games for their platforms, and therefore have significant influence on costs.

        Activision and Vivendi Games pay a licensing fee to the hardware manufacturer for each copy of a product manufactured for that manufacturer's game platform. In order to publish products for new hardware platforms, each company must take a license from the platform licensor which gives the platform licensor the opportunity to set the fee structure that must be paid in order to publish games for that platform. Similarly, the platform licensors have retained the flexibility to change their fee structures for online gameplay and features for their consoles and the manufacturing of products. The control that platform licensors have over the fee structures for their platforms and online access makes it difficult for Activision and Vivendi Games to predict their respective costs and profitability in the medium to long term. It is also possible that platform licensors will not renew existing licenses. Any increase in fee structures or nonrenewal of licenses would have a significant negative impact on the companies' respective business models and profitability.

The businesses of Activision and Vivendi Games are highly dependent on the success, timely release and availability of new video game platforms, on the continued availability of existing video game platforms, as well as each company's ability to develop commercially successful products for these platforms.

        Activision derives most of its revenue, and Vivendi Games, through its subsidiary Sierra, also derives a substantial amount of revenue, from the sale of products for play on video game platforms manufactured by third parties, such as Sony's PlayStation 2, PlayStation 3 and PlayStation Portable, Microsoft's Xbox 360 and Nintendo's Wii and DS. The success of each company's business is driven in large part by the availability of an adequate supply of these video game platforms, its ability to accurately predict which platforms will be successful in the marketplace, and its ability to develop commercially successful products for these platforms. Activision and Vivendi Games must make product development decisions and commit significant resources well in advance of the anticipated introduction of a new platform. A new platform for which Activision or Vivendi Games is developing products may be delayed, may not succeed or may have a shorter life cycle than anticipated. Alternatively, a platform for which one or both of the companies have not devoted significant resources could be more successful than initially anticipated, causing such company to miss out on a meaningful revenue opportunity. Additionally, if the platforms for which either company is developing products are not released when anticipated, are not available in adequate quantities to meet consumer demand, or do not attain wide market acceptance, the affected company's revenues may suffer, the affected company may be unable to fully recover its investments made in developing products, and its financial performance may be harmed.

Transitions in console platforms could have a material impact on the market for interactive entertainment software.

        In 2005, Microsoft released the Xbox 360 and, in 2006, Sony and Nintendo introduced their respective next-generation hardware platforms, the PlayStation 3 and Wii. When new console platforms are announced or introduced into the market, consumers typically reduce their purchases of game console entertainment software products for current console platforms in anticipation of new platforms becoming available. During these periods, sales of game console entertainment software products may be expected to slow or even decline until new platforms are introduced and achieve wide consumer acceptance. This decline may not be offset by increased sales of products for the new console platforms. As console hardware moves through its life cycle, hardware manufacturers typically enact price reductions and decreasing prices may put downward pressure on software prices. During platform transitions, Activision and Vivendi Games may simultaneously incur costs both in continuing to develop and market new titles for prior-generation video game platforms, which may not sell at premium prices, and also in developing products for next-generation platforms, which will not generate immediate or near-term revenue. As a result, operating results during platform transitions may be more volatile and more difficult to predict than during other times, and such volatility may cause greater fluctuations in Activision's stock price.

Activision and Vivendi Games must make significant expenditures to develop products for new platforms which may not be successful or released when anticipated.

        Each of Activision and Vivendi Games must make substantial product development and other investments in a particular platform well in advance of introduction of the platform and may be required to realign its product portfolio and development efforts in response to market changes. Furthermore, development costs for new console platforms are greater than such costs for current console platforms. If increased costs are not offset by higher revenues and other cost efficiencies, operating results will suffer and the affected company's financial position will be harmed. If the platforms for which Activision or Vivendi Games develop new software products or modify existing products are not released on a timely basis or do not attain significant market penetration, or development of products is cancelled in response to market changes, the affected company may not be able to recover its development costs, which could be significant, and its business and financial results could be significantly harmed.

        In addition, Activision and Vivendi Games seek to release many of their products in conjunction with specific events, such as the release of a related movie. If either company misses these key selling periods due to product delays or delayed introduction of a new platform for which it has developed products, such company's sales may suffer disproportionately.

If the average price of prior-generation titles continues to decline or if Activision or Vivendi Games is unable to sustain launch pricing on next-generation titles, the affected company's operating results will suffer.

        Both Activision and Vivendi Games have experienced a decrease in the average price of titles for prior-generation platforms. As the interactive entertainment industry transitions to next-generation video game platforms, the companies expect there to be fewer prior-generation titles able to command premium prices, and that even these titles will be subject to price reductions at an earlier point in their sales cycle than has been seen in prior years. The companies expect the average price of prior-generation titles to continue to decline, which may have a negative effect on each company's margins and operating results.

        Next-generation titles for the Xbox 360, Sony's PlayStation 3 and the Nintendo Wii have been offered at premium retail prices since the launch of such consoles. Activision and Vivendi Games expect to continue to price next-generation titles at a premium level, but if they are unable to sustain launch pricing on these next-generation titles they may experience a negative effect on their respective margins and operating results.

Platform licensors are chief competitors of both Activision and Vivendi Games and frequently control the manufacturing of and have broad approval rights over each company's console and handheld video game products.

        Generally, when Activision or Vivendi Games develops interactive entertainment software products for hardware platforms offered by Sony, Nintendo, or Microsoft, the products are manufactured exclusively by that hardware manufacturer or their approved replicator.

        The agreements with these manufacturers include certain provisions, such as approval rights over all software products and related hardware peripherals and promotional materials and the ability to change the fee they charge for the manufacturing of products, which allow them substantial influence over the cost and the release schedule of such interactive entertainment software products. In addition, since each of the manufacturers is also a publisher of games for its own hardware platforms and manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of competitors in the event of insufficient manufacturing capacity. Accordingly, Sony, Nintendo, or Microsoft could cause unanticipated delays in the release of products as well as increases to projected development, manufacturing, marketing, or distribution costs, which could materially harm the business and financial results of one or both of the companies.

        In addition, platform licensors control each company's ability to provide online game capabilities for console platform products and in large part establish the financial terms on which these services are offered to consumers. Currently, Microsoft provides online capabilities for the Xbox 360 and Sony provides online capabilities for PlayStation 2 and PlayStation 3 products. In each case, compatibility code and/or the consent of the licensor are required for both companies to include online capabilities in its console products. As these capabilities become more significant, the failure or refusal of licensors to approve either company's products may harm the business and financial results of the affected company.

Activision and Vivendi Games may face difficulty obtaining access to retail shelf space necessary to market and sell their products effectively.

        Retailers typically have a limited amount of shelf space and promotional resources, and there is intense competition among consumer interactive entertainment software products for high quality retail shelf space and promotional support from retailers. To the extent that the number of products and platforms increases, competition for shelf space may intensify and may require the companies to increase their respective marketing expenditures. Retailers with limited shelf space typically devote the most and highest quality shelf space to those products expected to be best sellers. Neither Activision nor Vivendi Games can be certain that its new products will consistently achieve such "best seller" status. Due to increased competition for limited shelf space, retailers and distributors are in an increasingly better position to negotiate favorable terms of sale, including price discounts, price protection, marketing and display fees, and product return policies. Activision's and Vivendi Games' products constitute a relatively small percentage of any retailer's sales volume. Neither Activision nor Vivendi Games can be certain that retailers will continue to purchase their respective products or to provide those products with adequate levels of shelf space and promotional support on acceptable terms. A prolonged failure in this regard may significantly harm one or both of the companies' business and financial results.

Activision's and Vivendi Games' products may be subject to legal claims.

        In prior fiscal years, at least two lawsuits have been filed against numerous video game companies, including against Activision, by the families of victims who were shot and killed by teenage gunmen in attacks perpetrated at schools. These lawsuits alleged that the video game companies manufactured and/or supplied these teenagers with violent video games, teaching them how to use a gun and causing them to act out in a violent manner. These lawsuits have been dismissed. Similar additional lawsuits may be filed in the future. Although, with respect to the prior lawsuits against Activision, its general liability insurance carrier agreed to defend such suits, it is uncertain whether either company's insurance carrier would do so in the future, or if such insurance carriers would cover all or any amounts which Activision or Vivendi Games might be liable for if such future lawsuits are not decided in such company's favor. If such future lawsuits are filed and ultimately decided against either company and the relevant insurance carrier does not cover the amounts for which such company may be liable for, it could have a material adverse effect on such company's business and financial results. Payment of significant claims by insurance carriers may make such insurance coverage materially more expensive or unavailable in the future, thereby exposing one or both of the companies to additional risk.

If the products of Activision or Vivendi Games contain defects, their business could be harmed significantly.

        Software products and peripherals as complex as the ones published by each of Activision and Vivendi Games may contain undetected errors when first introduced or when new versions are released. Despite extensive testing prior to release, neither company can be certain that errors will not be found in new products or releases after shipment that could result in loss of or delay in market acceptance. This loss or delay could significantly harm the relevant company's business, financial results, and reputation.

Activision and Vivendi Games may permit their respective customers to return products and to receive pricing concessions which could reduce net revenues and results of operations.

        Activision and Vivendi Games are exposed to the risk of product returns and price protection with respect to their distributors and retailers. Return policies allow distributors and retailers to return defective, shelf-worn, and damaged products in accordance with terms granted. Price protection, when granted and applicable, allows customers a credit against amounts owed with respect to merchandise unsold by them. Activision and Vivendi Games may permit product returns from, or grant price protection to, customers under certain conditions. These conditions include compliance with applicable payment terms, delivery of weekly inventory and sell-through reports, and consistent participation in the launches of premium title releases. The companies may also consider other factors, including the facilitation of slow-moving inventory and other market factors. When each company offers price protection, it is offered with respect to a particular product to all retail customers; however, only those customers who meet the conditions detailed above can avail themselves of such price protection. Activision also offers a 90-day limited warranty to its end users that its products will be free from manufacturing defects. Although each company maintains a reserve for returns and price protection, and although they may place limits on product returns and price protection, the companies could be forced to accept substantial product returns and provide substantial price protection to maintain their respective relationships with retailers and their access to distribution channels. Product returns and price protection that exceed reserves could significantly harm the relevant company's business and financial results.

The businesses of Activision and Vivendi Games may be burdened with payment defaults and uncollectible accounts if either company's distributors or retailers cannot honor their existing credit arrangements.

        Distributors and retailers in the interactive entertainment software industry have from time to time experienced significant fluctuations in their businesses and a number of them have failed. The insolvency or business failure of any significant retailer or distributor could materially harm the business and financial results. Activision and Vivendi Games typically make sales to most retailers and some distributors on unsecured credit, with terms that vary depending upon the customer's credit history, solvency, credit limits, and sales history, as well as whether sufficient credit insurance can be obtained. Although, as in the case with most customers, Activision and Vivendi Games have insolvency risk insurance to protect against a customer's bankruptcy, insolvency, or liquidation, this insurance contains significant deductibles and co-payment obligations, and does not cover all instances of non-payment. In addition, although Activision and Vivendi Games maintain a reserve for uncollectible receivables, the reserve may not be sufficient in every circumstance. As a result, a payment default by a significant customer could significantly harm the relevant company's business and financial results.

The businesses of Activision and Vivendi Games are subject to risks generally associated with the entertainment industry, any of which could significantly harm each company's operating results.

        The businesses of Activision and Vivendi Games are subject to risks that are generally associated with the entertainment industry, including the popularity, price and timing of games and the platforms on which they are played; economic conditions that adversely affect discretionary consumer spending; changes in consumer demographics; the availability and popularity of other forms of entertainment; and critical reviews and public tastes and preferences, which may change rapidly and cannot necessarily be predicted. Many of these risks are beyond the control of Activision and Vivendi Games. These risks could negatively impact each company's business and financial results.

Activision and Vivendi Games are exposed to seasonality in the sale of their products.

        The interactive entertainment software industry is highly seasonal, with the highest levels of consumer demand occurring during the calendar year end holiday buying season. As a result, net revenues, gross profits, and operating income have historically been highest during the second half of the calendar year. Receivables and credit risk are likewise higher during the second half of the calendar year as customers stock up on the companies' products for the holiday season. Additionally, in a platform transition period, sales of game console software products can be significantly affected by the timeliness of introduction of game console platforms by the manufacturers of those platforms, such as Sony, Nintendo, and Microsoft. The timing of hardware platform introduction is also often tied to holidays and is not within either company's control. If a hardware platform is released unexpectedly close to the holidays, this would result in a shortened holiday buying season and could negatively impact the sales of each company's products. Further, delays in development, licensor approvals, or manufacturing can also affect the timing of the release of products, causing the companies to miss key selling periods such as the calendar year end holiday buying season.

Activision and Vivendi Games may not be able to adequately adjust their respective cost structures in a timely fashion in response to a sudden decrease in demand.

        A significant portion of each company's selling and general and administrative expense is comprised of personnel and facilities. In the event of a significant decline in revenues, Activision and Vivendi Games may not be able to exit facilities, reduce personnel, or make other changes to their respective cost structures without disruption to operations or without significant termination and exit costs. Management may not be able to implement such actions in a timely manner, if at all, to offset an immediate shortfall in revenues and profit.

If Activision and Vivendi Games do not continue to attract and retain key personnel, they will be unable to effectively conduct their respective businesses.

        The success of each of Activision and Vivendi Games depends to a significant extent on each company's ability to identify, hire, and retain skilled personnel. The software industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with technical, marketing, sales, product development, and management skills. One or both of the companies may have difficulties in attracting and retaining skilled personnel or may incur significant costs in order to do so. If Activision or Vivendi Games is unable to attract additional qualified employees or retain the services of key personnel, its business and financial results could be negatively impacted.

The products of Activision and Vivendi Games are subject to the threat of piracy and unauthorized copying, and inadequate intellectual property laws and other protections could prevent the companies from enforcing or defending their respective proprietary technologies.

        Each of Activision and Vivendi Games regards its software as proprietary and relies on a combination of copyright, patent, trademark and trade secret laws, employee and third-party nondisclosure agreements, and other methods to protect its proprietary rights. Activision and Vivendi Games own or license various copyrights, patents, and trademarks. Each company is aware that some unauthorized copying occurs, and if a significantly greater amount of unauthorized copying of its software products were to occur, it could cause material harm to such company's business and financial results.

        Policing unauthorized use of the companies' products is difficult, and software piracy is a persistent problem, especially in certain countries. Further, the laws of some countries where Activision's and Vivendi Games' products are or may be distributed either do not protect their products and intellectual property rights to the same extent as the laws of the United States, or are poorly enforced. Legal protection of each company's rights may be ineffective in such countries. In addition, though each company takes steps to make the unauthorized copying and distribution of its products more difficult, neither company's efforts may be successful in controlling the piracy of its products. Organized pirate operations have been expanding globally. In addition, the proliferation of technology designed to circumvent the protection measures used in the companies' products, the availability of broadband access to the Internet, the ability to download pirated copies of games from various Internet sites and peer-to-peer networks, and the widespread proliferation of Internet cafes using pirated copies of each company's products, all have contributed to an expansion in piracy. This could have a negative effect on each company's respective growth and profitability in the future.

        Moreover, as the companies leverage their software products using emerging technologies such as the Internet and online services, the ability to protect intellectual property rights and to avoid infringing intellectual property rights of others may diminish. Neither Activision nor Vivendi Games can be certain that existing intellectual property laws will provide adequate protection for its products in connection with these emerging technologies.

Data breaches involving the source code for Activision's and Vivendi Games' products or customer or employee data stored by the companies could adversely affect their respective reputations and revenues.

        Activision and Vivendi Games store the source code for their interactive entertainment software products as it is created on multiple electronic devices. In addition, the companies store customer account information for, and other confidential information related to, employees. A breach of the systems on which such source code, account information and other sensitive data is stored could lead to piracy of the companies' software or fraudulent activity and claims and lawsuits in connection with data security breaches. A data intrusion into Blizzard's World of Warcraft servers could also disrupt the operation of World of Warcraft. If Activision or Vivendi Games is subject to data security breaches, it may have a loss in sales or be forced to pay damages or other amounts, which could materially and adversely affect profitability. In addition, any damage to its reputation resulting from a data breach could have a material adverse impact on revenues and future growth prospects, or increase costs by leading to additional security measures being required.

Activision and Vivendi Games may be subject to intellectual property claims.

        As the number of interactive entertainment software products increases and the features and content of these products continue to overlap, software developers increasingly may become subject to infringement claims. Many of the companies' products are highly realistic and feature materials that are based on real world examples, which may be the subject of intellectual property infringement claims of others. In addition, the companies' products often utilize complex, cutting edge technology that may become subject to emerging intellectual property rights of others. Although both Activision and Vivendi Games believe that it makes reasonable efforts to ensure that its products do not violate the intellectual property rights of others, it is possible that third parties still may claim infringement. From time to time, each company receives communications from third parties regarding such claims. Existing or future infringement claims against Activision and Vivendi Games, whether valid or not, may be time consuming and expensive to defend.

        Intellectual property litigation or claims could force the companies to do one or more of the following:

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  cease selling, incorporating, or using products or services that incorporate the challenged intellectual property;

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  obtain a license from the holder of the infringed intellectual property, which if available at all, may not be available on commercially favorable terms; or

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  redesign the affected interactive entertainment software products or hardware peripherals, which could result in additional costs, delay introduction and possibly reduce commercial appeal of the affected products.

        Any of these actions may cause material harm to the relevant company's respective business and financial results.

Each of Activision's and Vivendi Games' products are subject to ratings by the Entertainment Software Rating Board and similar agencies. Failure to obtain target ratings could negatively impact sales.

        The Entertainment Software Rating Board (the "ESRB") requires game publishers to provide consumers with ratings information, including information relating to violence, nudity, or sexual content contained in software titles, and imposes significant penalties for noncompliance. Certain countries have also established similar rating systems as prerequisites for product sales in those countries. In some instances, a company may be required to modify its products to comply with the requirements of the rating systems, which could delay or disrupt the release of any given product, or may prevent their sale altogether in certain territories. The relevant ratings include "Everyone" (age 6 and older), "Everyone 10+" (age 10 and older), "Teen" (age 13 and over), or "Mature" (age 17 and over). Certain of Activision's and Vivendi Games' titles have received a "Mature" rating. None of either company's titles has received the "Adults Only" rating (18 and over). Activision and Vivendi Games believe that they comply with rating systems and properly display the ratings and content descriptions received for their respective titles. If either company is unable to obtain the targeted ratings for its products as a result of changes in the ESRB's ratings standards or for other reasons, including the adoption of legislation in this area, the relevant company's business and prospects could be negatively affected.

The business, products, and distribution of Activision and Vivendi Games are subject to increasing regulation of content in key territories. If each company does not successfully respond to these regulations, its business may suffer.

        Legislation is continually being introduced that may affect both the content and the distribution of products. For example, privacy laws in the United States and Europe impose various restrictions on the collection and storage of personal information. Those rules vary by territory although the Internet recognizes no geographical boundaries. In addition, many foreign countries have laws that permit governmental entities to censor the content and/or advertising of interactive entertainment software. Other countries, such as Germany, prohibit certain types of content.

        In the United States, numerous laws have been introduced at the federal and state level which attempt to restrict the content of games or the distribution of such products. For example, recent legislation has been adopted in several states, and proposed at the federal level, that prohibits the sale of certain games (e.g., violent games or those with "M (Mature)" or "AO (Adults Only)" ratings) to minors. In addition, a number of state legislative bodies in states such as Illinois, California, Michigan, and Washington have introduced various forms of legislation designed to regulate and control sales of video games deemed inappropriate for sales to minors. New and recent incidents linking video games and violence may lead to increased pressure for legislative activity. To date, all the courts have ruled on such legislation in a manner favorable to the interactive entertainment software industry. But in the event such legislation is adopted and enforced, sales may be harmed because the products each company is able to offer to its customers and the size of the potential market for its products may be limited. Activision and Vivendi Games may also be required to modify certain products or alter marketing strategies to comply with new and possibly inconsistent regulations, which could be costly or delay the release of its products.

If one or more of Activision's or Vivendi Games' titles were found to contain objectionable undisclosed, pertinent content, the relevant company's business could suffer.

        Throughout the history of this industry, many video games have been designed to include certain hidden content and gameplay features that are accessible through the use of in-game cheat codes or other technological means that are intended to enhance the gameplay experience. However, in some cases, undisclosed, pertinent content or features have been found in other publishers' interactive entertainment software products. In a few cases, the ESRB has reacted to discoveries of undisclosed, pertinent content and features by changing the rating that was originally assigned to the product, requiring the publisher to change the game and/or game packaging and/or fining the publisher. Retailers have on occasion reacted to the discovery of such undisclosed content by removing these games from their shelves, refusing to sell them, and demanding that their publishers accept them as product returns. Likewise, interactive entertainment software consumers have reacted to the revelation of undisclosed content by refusing to purchase such games, demanding refunds for games they have already purchased, refraining from buying other games published by the company whose game contained the objectionable material, and, in at least one occasion, filing a lawsuit against the publisher of the product containing such content.

        Activision and Vivendi Games have implemented preventative measures designed to reduce the possibility of objectionable undisclosed, pertinent content from appearing in the video games they publish. Nonetheless, these preventative measures are subject to human error, circumvention, overriding, and reasonable resource constraints. If a video game either company published were found to contain undisclosed, pertinent content, the ESRB could demand that the game be recalled and its packaging changed to reflect a revised rating, retailers could refuse to sell it and demand the acceptance of returns of any unsold copies or returns from customers, and/or consumers could refuse to buy it, demand refunds or file lawsuits. This could have a material negative impact on operating results and financial condition. In addition, a company's reputation could be harmed, which could impact sales of its other video games. If any of these consequences were to occur, the business and financial performance could be significantly harmed.

Other Risks Related to Business and Operations Following the Transaction

Historically, Activision's stock price has been highly volatile.

        The trading price of Activision's common stock has been and could continue to be subject to wide fluctuations in response to many factors, including:

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  quarter to quarter variations in results of operations;

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  the announcements of new products;

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  competitors' announcements of new products;

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  product development or release schedule;

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  general conditions in the computer, software, entertainment, media or electronics industries, and in the economy;

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  timing of the introduction of new platforms and delays in the actual release of new platforms;

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  hardware manufacturers' announcements of price reductions in hardware platforms;

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  consumer spending trends;

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  changes in earnings estimates or buy/sell recommendations by analysts;

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  sales or acquisitions of common stock by Activision Blizzard's directors, executive management, or Vivendi and its affiliates; and

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  investor perceptions and expectations regarding products, plans and strategic position, and those of the company's competitors and customers.

        In addition, the public stock markets experience extreme price and trading volume volatility, particularly in high technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons often unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of Activision Blizzard common stock after completion of the Transaction.

The requirements of integrating and maintaining internal controls at the combined company may strain Activision Blizzard's resources and divert management's attention, and if we fail to establish and maintain proper internal controls, the combined company's ability to produce accurate financial statements or comply with applicable regulations could be impaired.

        As a result of the Transaction, Vivendi Games, which is a privately-held company, will become a wholly-owned subsidiary of Activision Blizzard and thus will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and the rules and regulations of the National Association of Securities Dealers. The requirements of these rules and regulations will increase Activision Blizzard's legal, accounting and financial compliance costs, will make some activities more difficult, time-consuming and costly and may also place undue strain on the combined company's personnel, systems and resources.

        The Sarbanes-Oxley Act requires, among other things, that a company maintain effective disclosure controls and procedures and internal controls over financial reporting. In order to maintain the effectiveness of Activision Blizzard's disclosure controls and procedures and internal controls over financial reporting during the integration process following the Transaction, Activision Blizzard will need to expend significant resources and provide significant management oversight. The combined company has a substantial effort ahead of it to implement appropriate processes, implement and document a comprehensive and uniform system of internal controls over relevant processes of the combined company, assess their design, remediate any deficiencies identified and test their operation. As a result, management's attention may be diverted from other business concerns, which could harm the combined company's business, operating results and financial condition. These efforts will also involve substantial accounting-related costs. In addition, if the combined company is unable to continue to meet these requirements, it may not be able to remain listed on NASDAQ.

        Implementing any appropriate changes to internal controls or integrating existing procedures may require specific compliance training of its officers and employees, entail substantial costs in order to modify its existing accounting systems, and take a significant period of time to complete. These actions may not, however, be effective in establishing the adequacy of its internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase Activision Blizzard's operating costs and could materially impair its ability to operate the business. In the event that the combined company is not able to demonstrate compliance with Section 404 of the Sarbanes-Oxley Act in a timely manner, that its internal controls are perceived as inadequate or that it is unable to produce timely or accurate financial statements, investors may lose confidence in Activision Blizzard's operating results and its stock price could decline.

Changes in tax rates or exposure to additional tax liabilities could adversely affect Activision Blizzard's operating results and financial condition.

        Activision Blizzard will be subject to income taxes in the United States and in various foreign jurisdictions. Significant judgment is required in determining worldwide provision for income taxes and, in the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. Activision is, and the combined company will be, required to estimate future taxes. Although Activision currently believes its tax estimates are reasonable, the estimate process is inherently uncertain, and such estimates are not binding on tax authorities. The effective tax rate could be adversely affected by changes in the business, including the mix of earnings in countries with differing statutory tax rates, changes in tax elections, changes in applicable tax laws as well as other factors. Further, tax determinations are regularly subject to audit by tax authorities and developments in those audits could adversely affect the relevant income tax provision. Should the ultimate tax liability exceed estimates, the combined company's income tax provision and net income could be materially affected.

        Activision is, and Activision Blizzard will be, also required to pay taxes other than income taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes, in both the United States and various foreign jurisdictions. Tax authorities regularly examine these non-income taxes. There can be no assurance that the outcomes from these examinations, changes in the business or changes in applicable tax rules will not have an adverse effect on operating results and financial condition.

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  Exhibit 99.1
RISK FACTORS FROM PRELIMINARY PROXY STATEMENT FILED BY ACTIVISION, INC. ON APRIL 30, 2008